Exhibit 10

Description of Compensation Plan
For Non-Employee Directors of CIGNA Corporation
(as amended and restated on July 23, 2003, effective October 1, 2003)

        The Compensation Plan for Non-Employee Directors of CIGNA Corporation, as amended and restated (the “Plan”), provides certain compensation arrangements to non-employee directors of CIGNA Corporation (the “Directors”).  The July 23, 2003 amendment renames the Plan, formerly known as the Stock Compensation Plan for Non-Employee Directors of CIGNA Corporation, and eliminates the ability of Directors to receive any portion of their retainers or fees in shares of CIGNA Corporation Common Stock.

        The Plan provides that at least half of their annual retainer for their services as Directors (i.e., at least $25,000 out of $50,000) will be deferred pursuant to the terms of the Deferred Compensation Plan for Directors of CIGNA Corporation (the “Deferred Compensation Plan”).   Amounts deferred are credited at rates of return that track the economic performance of CIGNA Corporation Common Stock.

        In addition, the Plan provides that Directors may defer receipt of all or any portion of any other retainers or fees paid to them for services as Directors pursuant to the terms of the Deferred Compensation Plan or receive payment of these retainers or fees in cash.